Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 16, 2021 (except for the third paragraph of Note 2, as to which the date is July , 2021), in Amendment No. 2 to the Registration Statement (Form F-1 No. 333-257603) and the related Prospectus of Riskified Ltd. dated July 23, 2021.
Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global
Tel Aviv, Israel

The foregoing consent is in the form that will be signed upon the effectiveness of the reverse share split described in Note 2 to the consolidated financial statements.

/s/ KOST FORER GABBAY & KASIERER
KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global
Tel Aviv, Israel
July 23, 2021